PRINCIPAL  FUNDS, INC.
SUB-ADVISORY AGREEMENT
 INTERNATIONAL FUND I

AGREEMENT executed as of the 1st day of July, 2009, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called
"the Manager"), and Pyramis Global Advisors, LLC (hereinafter called "the
Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the Principal  Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for  each series identified in Appendix A hereto of the Fund (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in
Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the control and direction of the
Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the
Manager in any way or otherwise be deemed an agent of the Fund or the
Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the Fund consistent with the Series' investment objective and policies; provided however, as conditions warrant, the Sub-Advisor may revise such investment program without prior approval from the Board upon consultation with the
Manager.

(c) Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the
Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the requirements of the 1940 Act; provided however, as conditions warrant, the Sub-Advisor may implement changes to the investment program without prior approval from the Board upon consultation with the Manager.

(d) Reasonably advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding investment advisory matters for the Series.

(e) Use best efforts to maintain, in connection with the Sub-Advisor's investment advisory services obligations provided to the Series, compliance with the 1940 Act and the regulations adopted by the
Securities and Exchange Commission thereunder and the Series' investment policies and restrictions as stated in the Fund's prospectus and statement of additional information, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 12(d) of this Agreement. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services provided to the Series. The Manager acknowledges that the Sub-Advisor is not the compliance agent for the
Fund or the Manager, and does not have full access to all of the Fund's books and records necessary to perform certain compliance testing. To the extent that the Sub-Advisor has agreed to perform the services specified in this Section 2 in accordance with applicable law (including sub-chapters M and L of the Code, the 1940 Act and the Advisers Act
("Applicable Law")), the Sub-Advisor shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund's books and records, and in accordance with written instructions received from the Fund or the Manager, if any, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement and Applicable Law based upon such books and records, such instructions provided by the Fund or the
Manager, and such materials provided by the Manager to the Sub-Advisor pursuant to Section 12(d) of this Agreement.

(f) Report to the Board of Directors of the Fund on a quarterly and annual basis and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(g) Upon request, provide reasonable assistance for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of
Directors, provided Pyramis shall not bear responsibility or liability for the determination or accuracy of the valuation of any securities and other assets of the Series.

(h) Furnish, at its own expense for the provision of its services pursuant to this Agreement, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of the Series
(excluding brokerage expenses and pricing and bookkeeping services). The
Sub-Advisor shall not be obligated to pay any expenses of the Manager, the
Fund or the Series, including, without limitation: (a) interest and taxes;
(b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments of the Fund; and (c)
custodian fees and expenses.

(i) Open accounts with broker-dealers and futures commission merchants
("broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers
(including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-
Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-
Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the
Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j) Maintain all accounts, books and records with respect to the Series as are required of a sub-investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the
"Investment Advisers Act"), and the rules thereunder, and furnish the Fund and the Manager with such monthly, quarterly, or annual reports as the
Fund or Manager may reasonably request.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund (except for such reports as are required to be maintained under the Investment Advisers Act which shall be the joint property of the
Fund and the Sub-Advisor), agrees to preserve for the periods described by
Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager; provided that the Sub-Advisor may retain copies of any such records.

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-
Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager acknowledges receipt of a copy of
Sub-Advisor's current Code of Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics.

(l) From time to time as the Manager or the Fund may reasonably request, furnish the requesting party monthly, quarterly, or annual reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request.  The
Sub-Advisor will make available its investment professionals, other than the portfolio manager,  to meet with the Fund's Board of Directors at the
Fund's principal place of business on due notice to review the investments of the Series. The portfolio manager shall be available to meet with the
Fund's Board of Directors at the Fund's principal place of business on an annual basis on due notice.

(m) Manager acknowledges receipt of Sub-Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.

(n) Perform quarterly and annual tax compliance tests to monitor the
Series' compliance with Subchapter M of the Code and Section 817(h) of the
Code, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 10(d) of this
Agreement.  The Sub-Advisor shall notify the Manager immediately upon having a reasonable basis for believing that the Series has ceased to be in compliance or that it might not be in compliance in the future.  If it is determined that the Series is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the Manager, will take prompt action to bring the Series back into compliance (to the extent possible) within the time permitted under the Code.

(o) Absent specific instructions to the contrary provided to it by the
Manager at least thirty (30) days prior to a vote and subject to its receipt of all necessary voting materials, have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the Series.  The Manager shall cause to be forwarded to
Sub-Advisor all proxy solicitation materials that it receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting process.

(p)  Vote proxies received on behalf of the Fund in a manner consistent with Sub-Advisor's proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by
Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by SEC rule.

(q) The Sub-Advisor makes no representations or warranty, express or implied, that any level of performance or investment results will be achieved by the Series or that the Series will perform comparably with any standard, including any other clients of the Sub-Advisor or index.

3. Prohibited Conduct

In providing the services described in this agreement, the Sub-Adviser will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by
Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any good faith errors or omissions in connection with any matters to which this Agreement relates or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or negligence of, or from reckless disregard of, the duties of the
Sub-Advisor or any of its directors, officers, employees, agents
(excluding any broker-dealer selected by the Sub-Advisor), or affiliates.
Notwithstanding the foregoing, the Sub-Advisor, its directors, officers, and/or employees shall not be liable to the Manager or the Fund for any loss suffered as a consequence of any action or inaction of the custodian or any other service provider of any Series in failing to observe the instructions of the Sub-Advisor.

6. Indemnification

(a)In any action in which the Manager or the Fund or any of its or their controlling persons, or any directors, officers, agents, affiliates, and/or employees of any of the foregoing, are parties, the Sub-Advisor agrees to indemnify and hold harmless the foregoing persons against any loss, claim, damage, charge, liability or expense (including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this
Sub-Advisory Agreement or to the advisory services for the account of the
Fund provided by the Sub-Advisor, provided that the loss, claim, damage, liability, cost or expense related to, was based upon, or arose out of an act or omission of the Sub-Advisor or its officers, directors, employees, affiliates or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

(b)   In any action in which the Sub-Advisor or any of its controlling persons, or any directors, officers, agents, affiliates, and/or employees of any of the foregoing, are parties, the Manager agrees to indemnify and hold harmless the foregoing persons against any loss, claim, settlement, damage, charge, liability or expense (including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this
Sub-Advisory Agreement, the advisory services for the account of the Fund provided by the Sub-Advisor, the operation of the Fund or the contents of the Prospectus and Statement of Additional Information of the Fund in
effect from time to time, provided that the loss, claim, damage, liability, cost or expense did not relate to, or was not based upon, or did not arise out of an act or omission of the Sub-Advisor, its shareholders, or any of its partners, officers, directors, employees, agents or controlling persons constituting reckless disregard, willful misfeasance, bad faith, gross negligence, fraud or willful misconduct.

7. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

8. Regulation

The Sub-Advisor shall make available, promptly upon request, to the
Manager and the Fund any information, reports or other material which the
Manager may be requested to provide to regulatory and administrative bodies having jurisdiction over the services provided pursuant to this
Agreement pursuant to applicable laws and regulations.

9. References to the Sub-Advisor

During the term of this Agreement, the Manager agrees to furnish to the
Sub-Advisor at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to the Sub-Advisor or its clients in any way, prior to use thereof and not to use such material if the Sub-Advisor reasonably objects in writing five business days (or such time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to the Sub-Advisor hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

10. Duration and Termination of This Agreement

This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of
Directors of the Fund, including approval by the vote of a majority of the
Board of Directors of the Fund who are not interested persons of the
Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund
cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor
or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of the Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the
1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund, the Sub-Advisor, the
Manager or vote of a majority of the outstanding voting securities of the
Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940
Act (particularly the definitions of "interested person," "assignment" and
"voting security") shall be applied.

11. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the
Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund
cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

12. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This
Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the
Manager for this purpose shall be Principal Financial Group, Des Moines,
Iowa 50392-0200, and the address of the Sub-Advisor shall be Pyramis
Global Advisors, 53 State Street, Boston, MA 02109, Attention: General
Counsel.

(c) Each party will promptly notify the other in writing of the occurrence of any of the following events:

(1) it fails to be registered as an investment adviser under the
Investment Advisers Act or under the laws of any jurisdiction in which the
Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2) the SEC or other governmental authority has censured it for mutual fund advisory activities.

(d) The Manager shall provide (or cause the Series custodian to provide)
timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder. The Sub-Advisor shall be not be charged with following any amendment to the Fund's prospectus, statement of
additional                information, Articles of Incorporation or By-
laws or any other similar document or instruction from the Manager or Fund until such amendment, documents or instruction is delivered to the Sub-
Advisor in writing.

(e) The parties agree that the name of the Sub-Advisor, the names of any affiliates of the Sub-Advisor and any derivative, logo, trademark, service mark or trade name are the valuable property of the Sub-Advisor and its affiliates.  During the term of this Agreement, subject to the
Sub-Advisor's prior written consent (which consent shall not be unreasonably withheld), the Manager and the Fund shall have the non-
exclusive and non-transferable right to use the Sub-Advisor's name and logo in all materials relating to the Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public.  However, prior to printing or distributing of any materials which refer to the Sub-Advisor, the Manager shall consult with the Sub-Advisor and shall furnish to the Sub-Advisor a copy of such materials.  The Sub-Advisor agrees to cooperate with the Manager and to review such materials promptly. The Manager shall not print or distribute such materials if the Sub-Advisor reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund's prospectus and other parts of the registration statement), to the manner in which its name and logo are to be used.

Upon termination of this Agreement, the Manager and the Fund shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names.  If the Manager and the Fund makes any unauthorized use of the Sub-Advisor's names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Sub-Advisor shall suffer irreparable harm for which monetary damages are inadequate and thus, the Sub-Advisor shall be entitled to injunctive relief.  The Manager or Fund is permitted to continue to refer to the Sub-
Advisor in registration statement disclosure as required to meet reporting obligations for past periods under relevant securities regulations.

(f) The services of the Sub-Advisor to the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the
Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

(g) All information furnished by one party to the other party
(including their respective agents, employees and representatives)
hereunder shall be treated as confidential and shall not be disclosed to third parties, except if it is otherwise in the public domain or, with notice to the other party, as may be necessary to comply with applicable laws, rules, regulations, subpoenas or court orders.  Without limiting the foregoing, the Manager acknowledges that the securities holdings of the Portfolio(s) constitute trade secrets of the Sub-adviser, and that is of great value and importance to the success of the Sub-Adviser's business and the protection of its clients, and agrees (1) not to use for any purpose, other than for the Manager or the Fund, or their agents, to supervise or monitor the Sub-Advisor, the holdings or trade-
related information of the Fund; and (2) not to disclose the
Portfolio(s)' holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities;
(c) to the Board, counsel to the Board, counsel to the Fund, the independent accountants and any other agent of the Fund; or (d) as otherwise agreed to by the parties in writing.  Manager shall provide
Sub-Adviser with prior notice of any anticipated change to the Fund's portfolio holdings disclosure policy from those described in the Fund's then current Registration Statement.  Further, the Manager agrees that information supplied by the Sub-Advisor, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Advisor, and the Manager agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board, counsel to the Board, counsel to the Fund, the independent accountants and any other agent of the Fund; or (iv) as otherwise agreed to by the parties in writing.

(h) This Agreement contains the entire understanding and agreement of the parties.

(i) It is understood and agreed that no (i) failure or delay to exercise, nor (ii) single or partial exercise of any right, power, or privilege given or arising under this Agreement shall operate as a waiver of future rights to exercise any such right, power or privilege.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By /s/ Michael J. Beer
        Michael J. Beer, Executive Vice President and Chief Operating
    Officer

PYRAMIS GLOBAL ADVISORS, LLC

By /s/ Michael Howard
 Michael Howard, Senior Vice President

APPENDIX A

The Sub-Advisor shall serve as investment sub-advisor for the
International Fund I Series and  MidCap Growth Fund II Series of the Fund.
The Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee computed at an annual rate as follows (the "Sub-Advisor Percentage Fee"):

 International Fund I

First $200 million 0.45%
Next $450 million 0.40%
Over $650 million 0.35%

The Sub-Advisor Percentage Fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the
Sub-Advisor. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described above and multiplying this product by the net assets of the Fund as determined in accordance with the Fund's prospectus and statement of additional information as of the close of business on the previous business day on which the Fund was open for business.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

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